EXHIBIT 99.2
AmeriGas Partners, L.P. and AmeriGas Finance Corp. Commence Senior Notes Offering
VALLEY FORGE, Pa.—(BUSINESS WIRE)— May 20, 2025—UGI Corporation (NYSE: UGI) announced today that its subsidiaries, AmeriGas Partners, L.P. (“AmeriGas Partners”) and AmeriGas Finance Corp. (together with AmeriGas Partners, the “Issuers”), intend to offer, subject to market and other conditions, $550,000,000 in aggregate principal amount of senior notes due 2030 (the “Notes”) in an offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act.
The Issuers intend to use the net proceeds from the offering, together with cash on hand and other sources of liquidity at the Issuers, to redeem or repurchase in full the Issuers’ 5.875% Senior Notes due 2026, including accrued interest thereon, and to pay related fees and expenses.
The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.
Cautionary Statements:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Issuers’ expectations regarding the aggregate principal amount of the Notes to be sold and the intended use of proceeds from the offering of the Notes. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in AmeriGas Partners’ most recent annual report and in UGI’s filings with the U.S. Securities and Exchange Commission, and in UGI’s and the Issuers’ other communications with investors. UGI and the Issuers disclaim any obligation to update or revise any forward-looking statements.

About AmeriGas Partners
AmeriGas Partners is the largest retail propane marketer in the United States, with approximately 827 million gallons of propane sold annually to 1.1 million customers in all 50 states from approximately 1,360 locations.
About UGI
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

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